CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount of Securities to be Registered(1)	Aggregate Market Price(2)	Amount of Registration Fee(2)

Global Medium-Term Notes, Series A	50,000,000	$558,500,000	$64,730.15

(1)          The amount of Securities to be registered relates to an additional $1,280,000,000,000 principal amount of iPath® S&P 500 VIX Short-Term Futures™ ETN (the “ETNs”) due January 30, 2019 offered pursuant to this pricing supplement.

(2)          Calculated in accordance with Rule 457(c) of the Securities Act of 1933 based on $11.17 per ETN, which is the average of the high and low prices reported on NYSE Arca on August 4, 2017.

Pricing Supplement to the Prospectus dated July 18, 2016 and the Prospectus Supplement dated July 18, 2016

$3,840,000,000,000 iPath® S&P 500 VIX Short-Term Futures™ ETN*

$2,500,000,000 iPath® S&P 500 VIX Mid-Term Futures™ ETN†

This pricing supplement relates to 2 series of iPath® Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time.  The return of one series of ETNs is linked to the performance of the S&P 500 VIX Short-Term Futures™ Index TR and the return of the other series of ETNs is linked to the performance of the S&P 500 VIX Mid-Term Futures™ Index TR (each, an “Index” and collectively, the “Indices”).  The Indices are designed to provide investors with exposure to one or more maturities of futures contracts on the CBOE Volatility Index® (the “VIX Index”).  The ETNs do not guarantee any return of principal at maturity and do not pay any interest during their term.  Instead, you will receive a cash payment at maturity or upon early redemption based on the performance of the Index to which your series of ETNs is linked, less an investor fee (and, in the case of early redemption, a redemption charge).

You may lose some or all of your principal if you invest in the ETNs.  Any payment on the ETNs at or prior to maturity is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.   See “Risk Factors” beginning on page PS-10 of this pricing supplement for risks relating to an investment in the ETNs.

The principal terms of each series of ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Issuance and Maturity:  The ETNs were first issued on February 3, 2009; and are each due on January 30, 2019.

Inception Date:  January 29, 2009

Secondary Market, CUSIP Numbers and ISINs:  We have listed all ETNs on the NYSE Arca stock exchange (“NYSE Arca”).  The ticker symbols, CUSIP numbers and ISINs for the respective ETNs are as follows:

ETNs	Ticker Symbol	CUSIP	ISIN
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX	06740Q252	US06740Q2527
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ	06740Q260	US06740Q2600

To the extent that an active secondary market in a series of ETNs exists, we expect that investors will purchase and sell the ETNs in that series primarily in this secondary market.  We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange.

Underlying Indices

The return on each series of ETNs is linked to the performance of the relevant Index.  Each Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflect implied volatility of the S&P 500® at various points along the volatility forward curve.  The calculation of the spot level of the VIX Index is based on prices of put and call options on the S&P 500®.  Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction of movement of the VIX Index.  Each index is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contract or contracts on the VIX index plus the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on the 3-month U.S. Treasury rate.  The S&P 500 VIX Short-Term Futures™ Index TR targets a constant weighted average futures maturity of 1 month.  The S&P 500 VIX Mid-Term Futures™ Index TR targets a constant weighted average futures maturity of 5 months.  The Indices were created by S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or the “index sponsor”).  The index sponsor calculates the level of the relevant Index daily when the Chicago Board Options Exchange, Incorporated (the “CBOE”) is open (excluding holidays and weekends) and publishes it on the Bloomberg pages specified herein as soon as practicable thereafter.

*  2,500,000 ETNs, principal amount $100 each, were issued on February 3, 2009, an additional 2,500,000 ETNs, principal amount $100 each, were issued on July 2, 2009; an additional 10,000,000 ETNs, principal amount $100 each, were issued on July 24, 2009; an additional 10,000,000 ETNs, principal amount $100 each, were issued on November 5, 2009; an additional 10,000,000 ETNs, principal amount $100 each, were issued on January 7, 2010; an additional 15,000,000 ETNs, principal amount $100 each were issued on January 22, 2010, an additional 25,000,000 ETNs, principal amount $100 each were issued on March 16, 2010; an additional 5,000,000 ETNs, principal amount $100 each were issued on May 3, 2010; an additional 20,000,000 ETNs, principal amount $100 each were issued on August 13, 2010; an additional 20,000,000 ETNs, principal amount $100 each were issued on September 7, 2010; an additional 25,000,000 ETNs, principal amount $100 each were issued on September 21, 2010 an additional 15,000,000 ETNs, principal amount $100 each were issued on October 20, 2010 and an additional 10,000,000 ETNs, principal amount $100 each were issued on October 28, 2010. On October 26, 2010, Barclays Bank PLC announced a 1 for 4 reverse split of the ETNs, effective November 9, 2010. Following the reverse split, 42,500,000 ETNs, principal amount $400 each, were outstanding.  An additional 7,500,000 ETNs, principal amount $400 each, were issued on January 11, 2011, an additional 20,000,000 ETNs, principal amount $400 each, were issued on March 14, 2011, an additional 15,000,000 ETNs, principal amount $400 each, were issued on March 5, 2012, an additional 15,000,000 ETNs, principal amount $400 each, were issued on March 16, 2012; an additional 50,000,000 ETNs, principal amount $400 each, were issued on March 19, 2012; an additional 25,000,000 ETNs, principal amount $400 each, were issued on August 17, 2012 and an additional 25,0000,000 ETNs, principal amount $400.00 each, were issued on August 24, 2012.  On September 21, 2012, Barclays Bank PLC announced a further 1 for 4 reverse split of the ETNs, effective October 5, 2012.  Following the reverse split, 50,000,000 ETNs, principal amount $1,600 each, were outstanding.  An additional 10,000,000 ETNs, principal amount $1,600 each, were issued on October 12, 2012, an additional 10,000,000 ETNs, principal amount $1,600 each were issued on February 21, 2013, an additional 20,000,000 ETNs, principal amount $1,600 each were issued on March 25, 2013, an additional 20,000,000 ETNs, principal amount $1,600 each were issued on July 30, 2013, and an additional 40,000,000 ETNs, principal amount $1,600 each were issued on August 8, 2013.  On October 25, 2013, Barclays Bank PLC announced a further 1 for 4 reverse split of the ETNs, effective November 8, 2013.  Following the reverse split, 37,500,000 ETNs, principal amount $6,400 each were outstanding.  An additional 12,500,000 ETNs, principal amount $6,400 each were issued on May 27, 2014, an additional 20,000,000 ETNs, principal amount $6,400 each were issued on March 18, 2015, an additional 20,000,000 ETNs, principal amount $6,400 each were issued on June 8, 2015, an additional 60,000,000 ETNs, principal amount $6,400 each were issued on April 26, 2016 and an additional 50,000,000 ETNs, principal amount $6,400 each were issued on July 22, 2016.  On July 26, 2016, Barclays Bank PLC announced a further 1 for 4 reverse split of the ETNs, effective August 9, 2016.  Following the reverse split, 50,000,000 ETNs, principal amount $25,600 each shall be outstanding.  An additional 15,000,000 ETNs, principal amount $25,600 each, were issued on August 29, 2016, an additional 20,000,000 ETNs, principal amount $25,600 each, were issued on January 26, 2017, an additional 15,000,000 ETNS, principal amount $25,600 each, were issued on March 24, 2017 and an additional 50,000,000 ETNs, principal amount $25,600 each, will be issued on August 8, 2017.

†  2,500,000 ETNs, principal amount $100 each, were issued on February 3, 2009, an additional 2,500,000 ETNs, principal amount $100 each, were issued on July 2, 2009 and an additional 20,000,000 ETNs, principal amount $100 each were issued on March 18, 2010.  On July 26, 2016, Barclays Bank PLC announced a 1 for 4 reverse split of the ETNs, effective August 9, 2016.  Following the reverse split, 6,250,000 ETNs, principal amount $400 each shall be outstanding.

Cover Page, continued

Payment at Maturity

Payment at Maturity:  If you hold your ETNs to maturity, you will receive a cash payment per ETN equal to the applicable closing indicative value on the applicable final valuation date.

Closing Indicative Value:  The closing indicative value for any given series of ETNs on any given calendar day will be calculated in the following manner:  The closing indicative value on the inception date was $100.  On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the closing indicative value per ETN for that series of ETNs will equal (1) the closing indicative value for that series on the immediately preceding calendar day times (2) the daily index factor for that series on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee for that series on such calendar day.  An “index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.  If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

Daily Index Factor:  The daily index factor for any series of ETNs on any index business day will equal (1) the closing level of the Index for that series on such index business day divided by (2) the closing level of the Index for that series on the immediately preceding index business day.

Investor Fee:  The investor fee per ETN for each series of ETNs on the inception date was zero.  On each subsequent calendar day until maturity or early redemption, the investor fee per ETN for each series of ETNs will be equal to (1) 0.89% times (2) the closing indicative value for that series on the immediately preceding calendar day times (3) the daily index factor for that series on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year, which we refer to as the “investor fee rate”.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Because the investor fee reduces the amount of your return at maturity or upon redemption, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the increase in the level of the applicable Index is insufficient to offset the negative effect of the investor fee (and, in the case of early redemption, the redemption charge), or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

Early Redemption

Early Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs – Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment per ETN equal to the applicable closing indicative value on the applicable valuation date minus the redemption charge.  You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.

Redemption Charge: The redemption charge is a one-time charge imposed upon early redemption and is equal to 0.05% times the daily closing indicative value on the valuation date.  The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

Redemption Date:  A redemption date for each series of ETNs is the third business day following each valuation date (other than the final valuation date).  The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

Valuation Date:  A valuation date is each business day from January 29, 2009 to January 29, 2019, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.  We refer to January 29, 2019 as the “final valuation date” for the ETNs.

Trading Day: A trading day with respect to any series of ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

We sold a portion of each series of ETNs on their respective inception dates at 100% of their stated principal amount.  The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Sales of each series of ETNs after their respective inception dates will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.  Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of ETNs.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Patent pending

Pricing Supplement dated August 7, 2017

iPath® S&P 500 VIX Short-Term Futures™ ETN, issued in denominations of $25,600.00

iPath® S&P 500 VIX Mid-Term Futures™ ETN, issued in denominations of $400.00

PRICING SUPPLEMENT

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-36
TERMS OF THE NOTES	S-39
INTEREST MECHANICS	S-48
TERMS OF THE WARRANTS	S-51
REFERENCE ASSETS	S-58
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-99
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-101
USE OF PROCEEDS AND HEDGING	S-110
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-111
VALIDITY OF SECURITIES	S-131

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	2
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	37
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	77
PLAN OF DISTRIBUTION	79
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	82
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	83
EXPERTS	83
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of 2 series of iPath® Exchange Traded Notes (the “ETNs”) linked to the performance of either the S&P 500 VIX Short-Term Futures™ Index TR or the S&P 500 VIX Mid-Term Futures™ Index TR (each, an “Index” and collectively, the “Indices”) that Barclays Bank PLC may issue from time to time, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs.  The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the “prospectus” mean our accompanying prospectus, dated July 18, 2016 and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated July 18, 2016, which supplements the prospectus.

We may, without your consent, create and issue additional securities having the same terms and conditions as any series of the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs of that Series.  However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

This section summarizes the following aspects of the ETNs:

•                       What are the ETNs and how do they work?

•                       How do you redeem your ETNs?

•                       What are some of the risks of the ETNs?

•                       Is this the right investment for you?

•                       What are the tax consequences?

What Are the ETNs and How Do They Work?

Each series of ETNs are medium-term notes that are uncollateralized debt securities and are linked to the performance of an underlying Index that is designed to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflect implied volatility of the S&P 500® at various points along the volatility forward curve.  The VIX Index is calculated based on the prices of put and call options on the S&P 500®.  The two series of ETNs comprise:

•      One series of ETNs that is linked to the performance of the S&P 500 VIX Short-Term Futures™ Index TR that is calculated based on the strategy of continuously owning a rolling portfolio of one-month and two-month VIX futures to target a constant weighted average futures maturity of 1 month; and

•      One series of ETNs that is linked to the performance of the S&P 500 VIX Mid-Term Futures™ Index TR that is calculated based on the strategy of continuously owning a rolling portfolio of four-month, five-month, six-month and seven-month VIX futures to target a constant weighted average futures maturity of 5 months.

170,000,000 iPath® S&P 500 VIX Short-Term Futures™ ETN, each with a denomination of $100.00 were issued prior to October 26, 2010. On October 26, 2010, Barclays Bank PLC announced that it expected to implement a 1 for 4 reverse split of the iPath® S&P 500 VIX Short-Term Futures™ ETN, effective November 9, 2010.  Following the reverse split, 42,500,000 ETNs, each with a denomination of $400, were outstanding.

200,000,000 iPath® S&P 500 VIX Short-Term Futures™ ETN, each with a denomination of $400, have been issued prior to October 5, 2012.  On September 21, 2012, Barclays Bank PLC announced that it expected to implement a 1 for 4 reverse split of the iPath® S&P 500 VIX Short-Term Futures™ ETN, effective October 5, 2012.  Following the reverse split, 50,000,000 of this series of ETNs, each with a denomination of $1,600, were outstanding.

150,000,000 iPath® S&P 500 VIX Short-Term Futures™ ETN, each with a denomination of $1,600 have been issued prior to November 8, 2013.  On October 25, 2013, Barclays Bank PLC announced that it expected to implement a 1 for 4 reverse split of the iPath® S&P 500 VIX Short-Term FuturesTM ETN, effective November 8, 2013.  Following the reverse split, 37,500,000 of this series of ETNs, each with a denomination of $6,400, were outstanding.

200,000,000 iPath® S&P 500 VIX Short-Term Futures™ ETN, each with a denomination of

$6,400 have been issued prior to August 9, 2016.  On July 26, 2016, Barclays Bank PLC announced that it expected to implement a 1 for 4 reverse split of each series of ETNs effective August 9, 2016.  Following the reverse split, 50,000,000 of this series of ETNs, each with a denomination of $25,600, are outstanding.

25,000,000 iPath® S&P 500 VIX Mid-Term Futures™ ETN, each with a denomination of $100 have been issued prior to August 9, 2016.  On July 26, 2016, Barclays Bank PLC announced that it expected to implement a 1 for 4 reverse split of each series of ETNs effective August 9, 2016.  Following the reverse split, 6,250,000 of this series of ETNs, each with a denomination of $400, are outstanding.

The Indices

The return on each series of ETNs is linked to the performance of the Index to which such ETNs are linked.  Each Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflect implied volatility in the S&P 500® at various points along the volatility forward curve.  The VIX Index is calculated based on the prices of put and call options on the S&P 500®.  Each index is intended to reflect the returns that are potentially available through an unleveraged investment in the futures contract or contracts on the VIX index plus the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on the 3-month U.S. Treasury rate.  Futures on the VIX Index allow investors the ability to invest in forward volatility based on their view of the future direction or movement of the VIX Index.  The index sponsor calculates the level of the relevant Index on each index business day and publishes it on the applicable Bloomberg pages specified herein as soon as practicable thereafter.

Inception, Issuance and Maturity

Each series of ETNs was first sold on January 29, 2009, which we refer to as the “inception date”.  Each series of the ETNs was first issued on February 3, 2009, and each is due on January 30, 2019.

Understanding the Value of the ETNs

The “stated principal amount” is $100.00 per ETN, which is the initial offering price at which the ETNs were sold on the inception date.

The “closing indicative value” per ETN for each series of ETNs is the value calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The calculation of the closing indicative value on any valuation date is based on the closing indicative value for the immediately preceding calendar day.  As a result, the closing indicative value differs from the intraday indicative value or the trading price of the ETNs.  The closing indicative value on the inception date was $100.  On each subsequent calendar day until maturity or early redemption of the relevant series of ETNs, the closing indicative value per ETN for such series of ETNs will equal (1) the closing indicative value for that series on the immediately preceding calendar day times (2) the daily index factor for that series on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee for that series on such calendar day.

The iPath® S&P 500 VIX Short-Term Futures™ ETN underwent a 1 for 4 reverse split, effective November 9, 2010. The closing indicative value of the iPath® S&P 500 VIX Short-Term Futures™ ETN on November 8, 2010 was $11.32. Such value was multiplied by 4 to reflect the 1 for 4 reverse split, and rounded up to 8 decimal places and was used to calculate the closing indicative value on November 9, 2010.

The iPath® S&P 500 VIX Short-Term Futures™ ETN underwent a further 1 for 4 reverse split, effective October 5, 2012. The closing indicative value of the iPath® S&P 500 VIX Short-Term Futures™ ETN on October 4, 2012 was $8.61. Such value was multiplied by 4 to reflect the 1 for 4 reverse split, and rounded up to 8 decimal places and was used to calculate the closing indicative value on October 5, 2012.

The iPath® S&P 500 VIX Short-Term Futures™ ETN underwent a further 1 for 4 reverse split, effective November 8, 2013. The closing indicative value of the iPath® S&P 500 VIX Short-Term Futures™ ETN on November 7, 2013 was $12.68. Such value was multiplied by 4 to reflect the 1 for 4 reverse split, and rounded up to 8 decimal places and was used to calculate the closing indicative value on November 8, 2013.

Each series of ETNs underwent a further 1 for 4 reverse split, effective August 9, 2016. The closing indicative values of the iPath® S&P 500 VIX Short-Term Futures™ ETN and the iPath® S&P 500 VIX Mid-Term Futures™ ETN on August 8, 2016 were $9.27 and $9.58, respectively.  Such values will be multiplied by 4 to reflect the 1 for 4 reverse splits, and rounded up to 8 decimal places and will be used to calculate the closing indicative value on August 9, 2016.

If the ETNs undergo any splits or subsequent reverse splits, the closing indicative value will similarly be adjusted accordingly.

The “intraday indicative value” for any series of ETNs is intended to provide an approximation of the effect that changes in the level of the Index underlying the ETNs during the current trading day would have on the closing indicative value of such series of ETNs from the previous day.  Intraday indicative value differs from closing indicative value in two important respects: First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for a series of ETNs for the immediately preceding calendar day.  Second, the intraday indicative value only reflects the investor fee for a series of ETNs at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee of such series of ETNs during the course of the current day.

If you sell your ETNs on the secondary market, you will receive the “trading price” for your ETNs, which may be substantially above or below the stated principal amount, closing indicative value and/or intraday indicative value because the trading price reflects investor supply and demand for the ETNs.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs.

The intraday indicative value for each series of ETNs is calculated and published by NYSE

Euronext (NYSE), or a successor, under the following ticker symbols:

ETNs	Ticker Symbol
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX.IV
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ.IV

The ETN performance is linked to the performance of the Index underlying your ETNs less an investor fee (and, in the case of early redemption, the redemption charge). There is no minimum limit to the level of the Index underlying your ETNs.  Moreover, the ETNs are not principal protected.  Therefore, a decrease in the level of the Index underlying your ETNs could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon redemption, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the level of the Index underlying your ETNs will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  If the increase in the level of the applicable Index is insufficient to offset the negative effect of the investor fee (and, in the case of early redemption, the redemption charge), or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

How Do You Redeem Your ETNs?

We listed both series of ETNs on NYSE Arca. To the extent that an active secondary market in a series of ETNs exists, we expect that investors will purchase and sell the ETNs in that series primarily in this secondary market.

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•      deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•      deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•      instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable daily closing indicative value minus the redemption charge, facing Barclays DTC 5101; and

•      cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value for any series of ETNs is determined according to a formula which relies upon the closing indicative value for the ETNs of that series and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value of your ETNs prior to your election to redeem.  The redemption value of the ETNs for any series may be below the most recent intraday indicative value or closing indicative value of such ETNs at the time when you submit your redemption notice.

For more information regarding the intraday indicative value, see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•      Uncertain Principal Repayment – If the level of the Index underlying your ETNs decreases or does not increase sufficiently to offset any negative effect of the investor fee, (and, in the case of early redemption, the redemption charge), you may receive less than your original investment in the ETNs at maturity or upon redemption.

•      Market and Volatility Risk – The return on each series of ETNs is linked to the performance of an Index which, in turn, is linked to the prices of one or more futures contracts on the VIX Index.  The VIX Index measures the 30-day forward volatility of the S&P 500® as calculated based on the prices of certain put and call options on the S&P 500®.  The level of the S&P 500®, the prices of options on the S&P 500®, and the level of the VIX Index may change unpredictably, affecting the value of futures contracts on the VIX Index and, consequently, the level of each Index and the value of your ETNs in unforeseeable ways.

•      No Interest Payments – You will not receive any periodic interest payments on your ETNs.

•      A Trading Market for the ETNs May Not Exist – Although we listed the ETNs on NYSE Arca, a trading market for any series of ETNs may not exist at any time.  Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs.  If they do, however, they are not required to do so and if they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on NYSE Arca or on any other securities exchange.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•      You are willing to accept the risk of fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

•      You believe the value of the Index underlying your ETNs will increase by an amount sufficient to offset the investor fee (and, in the case of early redemption, the redemption charge) during the term of the ETNs.

•      You seek an investment with a return linked to the forward implied volatility of the S&P 500®.

•      You do not seek current income from this investment.

•      You do not seek a guaranteed return of principal.

The ETNs may not be a suitable investment for you if:

•      You are not willing to be exposed to fluctuations in volatility in general and in the prices of futures contracts on the VIX Index in particular.

•      You believe the value of the Index underlying your ETNs will decrease or will not increase by an amount sufficient to offset the investor fee (and, in the case of early redemption, the redemption charge) during the term of the ETNs

•      You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•      You seek current income from your investment.

•      You seek a guaranteed return of principal.

What Are the Tax Consequences?

Absent a change in law or an administrative or judicial ruling to the contrary, pursuant to the terms of the ETNs, by purchasing the ETNs you agree to treat the ETNs for all U.S. federal income tax purposes as a pre-paid executory contract with respect to the applicable Index. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs.

The U.S. federal income tax consequences of your investment in the ETNs are uncertain. In the opinion of our counsel, Sullivan & Cromwell LLP, the ETNs should be treated as described above.  However, it is possible that the Internal Revenue Service may assert an alternative treatment. Because of this uncertainty, we urge you to consult your own tax advisor as to the tax consequences of your investment in the ETNs.

For a more complete discussion of the U.S. federal income tax consequences of your investment in the ETNs, including possible alternative treatments for the ETNs, see “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121 of the Financial Industry Regulatory Authority (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of Rule 5121 (or any successor rule thereto).  For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflict of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following examples show how a series of ETNs would perform in hypothetical circumstances, assuming a starting level for the relevant Index of 100.  We have included two examples in which the relevant Index has increased by approximately 68.898% at maturity, as well as two examples in which the relevant Index has decreased by approximately 32.261% at maturity.  These examples highlight the behavior of the investor fee in different circumstances.  Because the investor fee is a weighted average measure, the absolute level of the investor fee will be dependent upon the path taken by the respective Index to arrive at its ending level. The figures in these examples have been rounded for convenience.  Figures for year 10 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the indicated formula.

The hypothetical examples in this section do not take into account the effects of applicable taxes.  The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances.  Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index components or the Index.

Assumptions:

Investor Fee Rate	Days	Principal	Starting Index
0.89%	365	$100.00	100.000

A	B	C	D	E	F
Year	Index Level	Index Annual Percent Change	Yearly Fee	Investor Fee	Indicative Value
A	B	B / B previous year	C x Principal x 0.89%	Running Total of D	(Principal x C) – E
0	100.000	-	$0.00	$0.00	$100.00
1	114.655	114.65%	$0.95	$0.95	$113.64
2	135.460	118.15%	$1.10	$2.05	$133.07
3	153.420	113.26%	$1.26	$3.30	$149.38
4	146.744	95.65%	$1.29	$4.60	$141.61
5	136.305	92.89%	$1.21	$5.81	$130.37
6	131.748	96.66%	$1.14	$6.94	$124.90
7	120.959	91.81%	$1.06	$8.00	$113.65
8	131.592	108.79%	$1.05	$9.05	$122.55
9	147.405	112.02%	$1.15	$10.20	$136.06
10	168.898	114.58%	$1.29	$11.49	$154.52
		Annualized Index Return			5.38%
		Annualized iPath® Indicative Value Return			4.45%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percent Change	Yearly Fee	Investor Fee	Indicative Value
A	B	B / B previous year	C x Principal x 0.89%	Running Total of D	(Principal x C) – E
0	100.000	-	$0.00	$0.00	$100.00
1	95.714	95.71%	$0.87	$0.87	$94.87
2	91.612	95.71%	$0.82	$1.69	$90.00
3	87.686	95.71%	$0.78	$2.47	$85.38
4	83.928	95.71%	$0.74	$3.21	$80.99
5	75.650	90.14%	$0.70	$3.91	$72.36
6	88.832	117.43%	$0.70	$4.61	$84.21
7	104.312	117.43%	$0.81	$5.42	$98.01
8	122.489	117.43%	$0.94	$6.36	$114.07
9	143.834	117.43%	$1.10	$7.46	$132.76
10	168.898	117.43%	$1.28	$8.73	$154.52
		Annualized Index Return			5.38%
		Annualized iPath® Indicative Value Return			4.45%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percent Change	Yearly Fee	Investor Fee	Indicative Value
A	B	B / B previous year	C x Principal x 0.89%	Running Total of D	(Principal x C) – E
0	100.000	-	$0.00	$0.00	$100.00
1	90.016	90.02%	$0.84	$0.84	$89.22
2	79.529	88.35%	$0.74	$1.58	$78.13
3	70.863	89.10%	$0.65	$2.24	$69.00
4	74.001	104.43%	$0.62	$2.86	$71.41
5	79.197	107.02%	$0.65	$3.52	$75.75
6	83.947	106.00%	$0.69	$4.21	$79.58
7	90.470	107.77%	$0.73	$4.94	$85.01
8	83.349	92.13%	$0.72	$5.66	$77.62
9	73.963	88.74%	$0.65	$6.31	$68.27
10	67.739	91.59%	$0.58	$6.89	$61.97
		Annualized Index Return			-3.82%
		Annualized iPath® Indicative Value Return			-4.67%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percent Change	Yearly Fee	Investor Fee	Indicative Value
A	B	B / B previous year	C x Principal x 0.89%	Running Total of D	(Principal x C) – E
0	100.000	-	$0.00	$0.00	$100.00
1	90.284	90.28%	$0.84	$0.84	$89.48
2	81.511	90.28%	$0.75	$1.60	$80.07
3	73.591	90.28%	$0.67	$2.27	$71.65
4	66.441	90.28%	$0.60	$2.87	$64.12
5	47.022	70.77%	$0.54	$3.41	$44.98
6	50.584	107.57%	$0.41	$3.83	$47.95
7	54.415	107.57%	$0.44	$4.27	$51.13
8	58.536	107.57%	$0.47	$4.74	$54.51
9	62.970	107.57%	$0.50	$5.24	$58.12
10	67.739	107.57%	$0.53	$5.77	$61.97
		Annualized Index Return			-3.82%
		Annualized iPath® Indicative Value Return			-4.67%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt.  The ETNs are riskier than ordinary unsecured debt securities.  The return on a series of ETNs is linked to the performance of the Index underlying those ETNs. Investing in a series of ETNs is not equivalent to investing directly in the underlying index components, the Index itself or the VIX Index.  See “The Indices—General Information” as well as the Index-specific sections in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs.  We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, before investing in the ETNs.

You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain.  See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Even If the Level of the Underlying Index at Maturity or Upon Redemption Is Greater than it Was on the Inception Date, You May Receive Less than the Principal Amount of Your ETNs

Since the investor fee reduces the amount of your return at maturity or upon redemption, and the investor fee and the redemption charge reduce the amount of your return upon early redemption, the Index underlying your ETNs will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon redemption.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year.  Therefore, if the Index level does not increase or the increase in the level of the Index underlying your ETNs is insufficient to offset the negative effect of the investor fee (and, in the case of early redemption, the redemption charge), or the level of the Index underlying your ETNs decreases, you will receive less than the principal amount of your investment at maturity or upon redemption.

You Will Not Benefit from any Increase in the Level of the Underlying Index if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index underlying your ETNs is insufficient to offset the negative effect of the investor fee (and in the case of early redemption, the redemption charge) between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the principal amount of your ETNs at maturity or upon redemption.  This will be true even if the level of the Index underlying your ETNs as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee and redemption charge.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Futures Contracts Included in the Index

You will not receive any periodic interest payments on your ETNs.  As an owner of a series of the ETNs, you will not have rights that investors in the index components included in the Index underlying your ETNs may have.  Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the S&P 500®, of any dividends or distributions relating to such securities, of payment or delivery of amounts in respect of the options used to calculate the level of the VIX Index or of payment or delivery of amounts in respect of the futures contracts included in the Index underlying your ETNs.

The VIX Index Is a Theoretical Calculation and Is Not a Tradable Index

The VIX Index is a theoretical calculation and cannot be traded on a spot price basis. The settlement price at maturity of the VIX futures contained in the Index is based on this theoretically derived calculation.  As a result the behavior of the futures contracts may be different from futures contracts whose settlement price is based on a tradable asset.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 ETNs of the same series at one time and pay a redemption charge in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs – Early Redemption Procedures” in this pricing supplement for more information.

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of your ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell your ETNs in the secondary market.  We expect that generally the value of the index components and Index will affect the market value of the ETNs more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the ETNs. Factors that may influence the market value of the ETNs include:

•      prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® and the S&P 500®, and prevailing market prices of options on the S&P 500®, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index, or any other financial instruments related to the S&P 500® and the VIX Index;

•      supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•      the time remaining to the maturity of the ETNs;

•      interest rates;

•      economic, financial, political, regulatory, geographical, biological or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500®, the S&P 500®, the VIX Index or the relevant futures contracts on the VIX Index;

•      the perceived creditworthiness of Barclays Bank PLC;

•      supply and demand in the listed and over-the-counter equity derivative markets; or

•      supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

Your ETN Is Not Linked to the VIX Index and the Value of Your ETN May Be Less Than It Would Have Been Had Your ETN Been Linked to the VIX Index

The value of your ETNs will be linked to the value of the underlying Index, and your ability to benefit from any rise or fall in the level of the VIX Index is limited.  The Index underlying your ETNs is based upon holding a rolling long position in futures on the VIX Index.  These futures will not necessarily track the performance of the VIX Index.  Your ETNs may not benefit from increases in the level of the VIX Index because such increases will not necessarily cause the level of VIX Index futures to rise.  Accordingly, a hypothetical investment that was linked directly to the VIX Index could generate a higher return than your ETNs.

The VIX Index Is A Measure of Forward Volatility of the S&P 500® and Your ETN Is Not Linked to the Options Used to Calculate the VIX Index, to the Actual Volatility of the S&P 500® or the Equity Securities Included in the S&P 500®, Nor Will the Return on Your ETN Be a Participation in the Actual Volatility of the S&P 500®

The VIX Index measures the 30-day forward volatility of the S&P 500® as calculated based on the prices of certain put and call options on the S&P 500®.  The actual volatility of the S&P 500® may not conform to a level predicted by the VIX Index or to the prices of the put and call options included in the calculation of the VIX Index.  The value of your ETNs is based on the value of the relevant futures on the VIX Index included in the Index underlying your ETNs.  Your ETNs are not linked to the realized volatility of the S&P 500® and will not reflect the return you would realize if you owned the equity securities underlying the S&P 500® or if you traded the put and call options used to calculate the level of the VIX Index.

Changing Prices of the Futures Contracts Included in the Index May Result in a Reduced Amount Payable at Maturity or Upon Redemption

Each underlying Index is composed of futures contracts on the VIX Index.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for delivery of the underlying asset or for settlement in cash based on the level of the underlying asset.  As the futures contracts that comprise the Indices approach expiration, they are replaced by similar contracts that have a later expiration.  Thus, for example, a futures contract purchased and held in August may specify an October expiration.  As time passes, the contract expiring in October may be replaced by a contract for delivery in November.  This process is referred to as “rolling”.  If the market for these contracts is (putting aside other considerations) in “backwardation”, which means that the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the October contract would take place at a price that is higher than the price of the November contract, thereby creating a “roll yield”.  The actual realization of a potential roll yield will be dependent upon the level of the related VIX Index price relative to the unwind price of the relevant VIX Index futures contract at the time of hypothetical sale of the contract.  The contracts included in the Indices have not historically exhibited consistent periods of backwardation, and backwardation will most likely not exist at many, if not most times.  Moreover, many of the contracts included in the Indices have historically traded in “contango” markets.  Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months.  VIX futures have frequently exhibited very high contango in the past, resulting in a significant cost to “roll” the futures.  The existence of contango in the futures markets could result in negative “roll yields”, which could adversely affect the value of the Index underlying your ETNs and, accordingly, decrease the payment you receive at maturity or upon redemption.

The Level of the VIX Index Has Historically Reverted to a Long-Term Mean Level and Any Increase in the Spot Level of the VIX Index Will Likely Continue To Be Constrained

In the past, the level of the VIX Index has typically reverted over the longer term to a historical mean, and its absolute level has been constrained within a band.  It is likely that spot level of the VIX Index will continue to do so in the future, especially when the current economic uncertainty recedes.  If this happens, the value of futures contracts on the VIX Index will likely decrease, reflecting the market expectation of reduced volatility in the future, and the potential upside of your investment in your ETNs will correspondingly be limited as a result.

The Policies of the Index Sponsor and the CBOE and Changes That Affect the Composition and Valuation of the S&P 500®, the VIX Index or the Underlying Indices Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the Index sponsor and the CBOE concerning the calculation of the level of the S&P 500®, the VIX Index and the underlying Indices, respectively, and any additions, deletions or substitutions of equity securities or options contracts and the manner in which changes affecting the equity securities, options contracts or futures contracts are reflected in the

S&P 500®, the VIX Index or the underlying Indices, respectively, could affect the value of the underlying Indices and, therefore, the amount payable on your ETNs at maturity or upon redemption and the market value of your ETNs prior to maturity.

S&P Dow Jones Indices can add, delete or substitute the equity securities underlying the S&P 500® or make other methodological changes that could change the level of the S&P 500®.  S&P Dow Jones Indices can also add, delete or substitute the futures contracts underlying the underlying Indices or make other methodological changes that could change the level of the Indices.  The changing of equity securities included in the S&P 500® may affect the S&P 500®, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces.  Such a change may also affect the value of the put and call options used to calculate the level of the VIX Index.  The changing of the futures contracts underlying the Indices may affect the performance of the Indices in similar ways.  Additionally, S&P Dow Jones Indices may alter, discontinue or suspend calculation or dissemination of the S&P 500® or any of the Indices.  Any of these actions could adversely affect the value of your ETNs.  S&P Dow Jones Indices has no obligation to consider your interests in calculating or revising the S&P 500® or the Indices.  See “The S&P 500®” and “The Indices” below.

The CBOE can make methodological changes to the calculation of the VIX Index that could affect the value of futures contracts on the VIX Index and, consequently, the value of your ETNs.  There can be no assurance that the CBOE will not change the VIX Index calculation methodology in a way which may affect the value of your ETNs.  Additionally, the CBOE may alter, discontinue or suspend calculation or dissemination of the VIX Index and/or the exercise settlement value.  Any of these actions could adversely affect the value of your ETNs.  The CBOE has no obligation to consider your interests in calculating or revising the VIX Index or in calculating the exercise settlement value.  See “The VIX Index” below.

If events such as these occur, or if the value of any underlying Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of such Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Modification To The Indices—Market Disruption and Force Majeure Events Relating to the ETNs” and “—Role of Calculation Agent”.

If a Market Disruption Event or Force Majeure Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date.  In no event, however, will a valuation date for any series of ETNs be postponed by more than five trading days.  As a result, the maturity date or a redemption date for a series of ETNs could also be postponed, although not by more than five trading days.  If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day.  See “Modification To The Indices—Market Disruption and Force Majeure Events Relating to the ETNs” in this pricing supplement.

Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption

As the payment at maturity or upon redemption is a function of, among other things, the applicable daily index factor on the final valuation date or applicable valuation date, as the case may be, the postponement of any valuation date may result in the application of a different applicable daily index factor and, accordingly, decrease the payment you receive at maturity or upon redemption.

The Indices May in the Future Include Contracts That Are Not Traded on Regulated Futures Exchanges

The Indices are currently based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”).  If these exchange-traded futures cease to exist, any Index may also cease to exist or may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation.  As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the provisions of, and the protections afforded by, the U.S. Commodity Exchange Act of 1936, or other applicable statutes and related regulations, that govern trading on regulated U.S. futures exchanges, or similar statutes and regulations that govern trading on regulated U.K. futures exchanges.  In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories.  As a result, the trading of contracts on such facilities, and the inclusion of such contracts in an Index, may be subject to certain risks not presented by U.S. or U.K. exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

The Indices and VIX Index Futures Have Limited Historical Information

The Indices underlying the ETNs were created in December 2008 and the index sponsor has published limited information about how the Indices would have performed had they been calculated in the past.  In addition, futures on the VIX Index have only traded freely since March 26, 2004, and not all futures of all relevant maturities have traded at all times since that date.

Because the Indices and the VIX Index futures that underlie them are of recent origin and limited or no historical performance data exists with respect to them, your investment in the ETNs may involve a greater risk than investing in alternate securities linked to one or more indices with an established record of performance. A longer history of actual performance may have been helpful in providing more reliable information on which to assess the validity of the proprietary methodology that each Index makes use of as the basis for an investment decision.

Historical Levels of Comparable Indices Should Not Be Taken as an Indication of the Future Performance of any Index During the Term of the ETNs

It is impossible to predict whether any Index underlying the ETNs will rise or fall.  The actual performance of the Indices over the term of their respective series of ETNs, as well as the amount payable at maturity or upon redemption, may bear little relation to the historical levels of comparable indices, which in most cases have been highly volatile.

Changes in the Treasury Bill Rate of Interest May Affect the Value of the Indices and Your ETNs

Because the value of each the Indices is linked, in part, to the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on specified Treasury Bill rate, changes in the Treasury Bill rate of interest may affect the amount payable on your ETNs at maturity or upon redemption and, therefore, the market value of your ETNs.  Assuming the trading prices of the index components included in the Index to which your ETNs are linked remain constant, an increase in the Treasury Bill rate of interest will increase the value of each Index and, therefore, the value of your ETNs.  A decrease in the Treasury Bill rate of interest will adversely impact the value of each Index and, therefore, the value of your ETNs.

Changes in Our Credit Ratings May Affect the Market Value of Your ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary market for any series of ETNs will exist at any time.  Even if there is a secondary market for one or both series of the ETNs, whether as a result of any listing of the ETNs of such series or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time.  We are not required to maintain any listing of the ETNs on NYSE Arca or on any other securities exchange.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of each series of ETNs on their respective inception dates, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Also, the number of ETNs of any series outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the ETNs.  Accordingly, the liquidity of the market for any series of ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the conditions that you must pay a redemption charge and redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or Intraday Indicative Value

The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption.  The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only.  If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or intraday indicative value.  In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place.

We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete.  We also reserve the right to cease or suspend sales of the ETNs from inventory held by our affiliate Barclays Capital Inc. at any time after the inception date. If we choose not to issue additional ETNs or to cease or suspend sales of the ETNs from inventory, this will impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market.  As a result, if you buy or sell your ETNs on the secondary market, the price that you pay or receive may be higher or lower than if we had decided to issue additional ETNs or not to cease or suspend sales of the ETNs from inventory at that time.

The Policies of the Index Sponsor and Changes That Affect the Index Methodology or the Futures Contracts Underlying an Index Could Affect the Amount Payable on the ETNs and Their Market Value

The policies of the index sponsor concerning the calculation of the level of each Index could affect the value of the Index and, therefore, the amount payable on the ETNs at maturity or upon redemption and the market value of the ETNs prior to maturity.

As described in “Modifications to the Indices” in this pricing supplement, the index sponsor may modify the methodology for calculating the value of any Index or make certain other changes to the way in which an Index is calculated.  The index sponsor may also discontinue or suspend calculation or publication of an Index, in which case it may become difficult to determine the market value of such Index.  Any such changes could adversely affect the value of your ETNs.

If events such as these occur, or if the value of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Modification To The Indices—Market Disruption Events and Force Majeure Events Relating to the ETNs” and “Specific Terms of the ETNs—Role of Calculation Agent”.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in Instruments Linked to the Equity Securities Underlying the S&P 500® or Instruments Linked to the Indices, the VIX Index, the S&P 500®, or the Equity Securities Underlying the S&P 500® May Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under any series of ETNs by purchasing or selling equity securities underlying the S&P 500® or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500®, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing.  Although they are not expected to, any of these hedging activities may adversely affect the market price of those items and, therefore, the market value of the ETNs.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the S&P 500® or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers.  Any of these activities could adversely affect the market price of those items and, therefore, the market value of the ETNs.  We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.  With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Our Business Activities May Create Conflicts of Interest

We and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs.

As noted above, we and our affiliates expect to engage in trading activities related to equity securities underlying the S&P 500® or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® that are not for the account of holders of the ETNs or on their behalf.  These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’

proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management.  These trading activities, if they influence the level of the Indices, the VIX Index, the S&P 500® or any financial instrument linked thereto, could be adverse to the interests of the holders of the ETNs.

Moreover, we and our affiliates may have published and in the future may publish research reports with respect to equity securities underlying the S&P 500® or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500®.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs.  The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment.

Any of these activities by us or our affiliates may affect the market price of equity securities underlying the S&P 500® or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500® and, therefore, the market value of the ETNs.  With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent.  We will, among other things, decide the amount of the return paid out to you on the ETNs of any series at maturity or upon redemption of that series.  For a more detailed description of the calculation agent’s role.  See

“Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of any given Index, it may become difficult to determine the market value of the ETNs of the relevant series.  If events such as these occur, or if the value of the relevant Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the value of the relevant Index.  The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions.  For example, the calculation agent may have to determine whether a market disruption event or force majeure event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgments as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions.  Since these determinations by the calculation agent may affect the market value of the ETNs of any series, the calculation agent may have a conflict of interest if it needs to make any such decision.

The Tax Consequences Are Uncertain

The U.S. federal income tax treatment of the ETNs is uncertain and the Internal Revenue Service could assert that the ETNs should be taxed in a manner that is different than described in this pricing supplement. As discussed further below, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the ETNs and whether all or part of the gain you may recognize upon the sale, early redemption or maturity of an instrument such as the ETNs should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could require you to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until maturity.  The outcome of this process is uncertain.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the Index components.  In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the applicable Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs.  Under this approach, you could also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain, and possibly recognize loss, as if the relevant portion of your ETNs had been sold for fair market value).  Under this alternative treatment, you could also be required to (i) recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the applicable Index rebalances or each time a futures contract tracked by the applicable Index rolls, and (ii) currently accrue ordinary interest income in respect of the notional interest component of the applicable Index.

Additionally, members of Congress have periodically made proposals to reform or otherwise modify the U.S. federal income tax treatment of financial instruments such as the ETNs.  For example, in 2016, legislation was proposed that, if enacted, would generally require holders of instruments such as the ETNs that are acquired after the bill is enacted to annually recognize gain or loss with respect to such instruments on a “mark-to-market” basis and to treat any such gain or loss as ordinary income or loss.  It is not possible to predict whether any such legislation will be enacted in the future, or whether any such legislation would affect the tax treatment of your ETNs.

For a discussion of the U.S. federal income tax treatment applicable to your ETNs as well as other potential alternative characterizations for your ETNs, please see the discussion under “Material U.S. Federal Income Tax Considerations” below.  You should consult your tax advisor as to the possible alternative treatments in respect of the ETNs.

THE INDICES – GENERAL INFORMATION

We have derived the following description of the Indices from the S&P U.S. Index Committee Rules, which governs the management and calculation of the Indices and is published by the index sponsor.  We have also derived certain information about the Indices, the S&P 500® and the VIX Index from public sources without independent verification.

Each Index seeks to provide investors with exposure to one or more maturities of futures contracts on the VIX Index, which reflects forward implied volatility of the S&P 500® at various points along the volatility forward curve.  The VIX Index is calculated based on the prices of put and call options on the S&P 500®.  Each Index is intended to reflect the returns that are potentially available through an unleveraged investment in the relevant futures contract or contracts on the VIX Index plus the rate of interest that could be earned on reinvestment into the Index of the return on the notional value of the Index based on the 3-month U.S. Treasury rate.  Specifically, the S&P 500 VIX Short-Term Futures™ Index TR measures the return from a daily rolling long position in the first and second month VIX futures contracts, and the S&P 500 VIX Mid-Term Futures™ Index TR measures the return from a daily rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts.  The total return feature of each Index is based upon interest accrual and reinvestment into the return of the notional value of the relevant Index based on the 3-month U.S. Treasury rate.

Information contained on certain websites mentioned below is not incorporated by reference in, and should not be considered part of, this index supplement or the accompanying prospectus supplement and prospectus.

Publication of Index Values

The level of each of the Indices is calculated in accordance with the method described in “—Composition of the Indices” below.  The value of each Index in real time and at the close of trading on each index business day will be published by Bloomberg L.P. or a successor under the following ticker symbols:

Index	Ticker
S&P 500 VIX Short-Term Futures™ Index TR	SPVXSTR
S&P 500 VIX Mid-Term Futures™ Index TR	SPVXMTR

Each Index is calculated as described below under “—Composition of the Indices” and “—Calculation of the Indices.”  We will first describe the S&P 500® and the VIX Index and provide an overview of the futures markets generally before describing the Indices in detail.

The S&P 500®

The index sponsor publishes the S&P 500®. The S&P 500® is intended to provide a broad performance benchmark for the U.S. equity markets.  The daily calculation of the value of the S&P 500® is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  The 500 companies are not the 500 largest companies listed on the New York Stock Exchange and not all 500 companies are listed on such exchange.

The index sponsor chooses companies for inclusion in the S&P 500® with the objective of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market.  The index sponsor may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® to achieve the objectives stated above.  Relevant criteria employed by the index sponsor include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the market value and trading activity of the common stock of that company.

The VIX Index

We have derived all information contained in this pricing supplement regarding the VIX Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  Such information reflects the policies of, and is subject to change by, the CBOE.  We make no representation or warranty as to the accuracy or completeness of such information.  The VIX Index was developed by the CBOE and is calculated, maintained and published by the CBOE.  The CBOE has no obligation to continue to publish, and may discontinue the publication of, the VIX Index.  The VIX Index is reported by Bloomberg L.P. under the ticker symbol “VIX.”

The VIX Index is a benchmark index designed to measure the market price of volatility in large cap U.S. stocks over 30 days in the future, and calculated based on the prices of certain put and call options on the S&P 500®.  The VIX Index measures the premium paid by investors for certain options linked to the level of the S&P 500®.  During periods of market instability, the implied level of volatility of the S&P 500® typically increases and, consequently, the prices of options linked to the S&P 500® typically increase (assuming all other relevant factors remain constant or have negligible changes).  This, in turn, causes the level of the VIX Index to increase.  Because the VIX Index may increase in times of uncertainty, the VIX Index is known as the “fear gauge” of the broad U.S. equities market.  The VIX Index has historically had negative correlations to the S&P 500®.

The calculation of the VIX Index involves a formula that uses the prices of a weighted series of out-of-the money put and call options on the level of the S&P 500® (“SPX Options”) with two adjacent expiry terms to derive a constant 30-day forward measure of market volatility.  The VIX Index is calculated independent of any particular option pricing model and in doing so seeks to eliminate any biases which may otherwise be included in using options pricing methodology based on certain assumptions.

Although the VIX Index measures the 30-day forward volatility of the S&P 500® as implied by the SPX Options, 30-day options are only available once a month.  To arrive at the VIX Index level, a broad range of out-of-the money SPX Options expiring on the two closest nearby months (“near term options” and “next term options,” respectively) are selected in order to bracket a 30-day calendar period.  SPX Options having a maturity of less than eight days are excluded at the outset and, when the near term options have eight days or less left to expiration, the VIX Index rolls to the second and third contract months in order to minimize pricing anomalies that occur close to expiration.  The model-free implied volatility using prices of the near term options and next term options are then calculated on a strike price weighted average basis in order to arrive at a single average implied volatility value for each month.  The results of each of the two months are then interpolated to arrive at a single value with a constant maturity of 30 days to expiration.

Futures on the VIX Index were first launched for trading by the CBOE in 2004.  VIX Index futures have expirations ranging from the front month consecutively out to the tenth month.  Futures on the VIX Index allow investors the ability to invest in forward market volatility based on their view of the future direction or movement of the VIX Index.  Investors that believe the implied volatility of the S&P 500® will increase may buy VIX futures, expecting that the level of the VIX Index will increase.  Conversely, investors that believe that the implied volatility of the S&P 500® will decline may sell VIX futures, expecting that the level of the VIX Index will fall.

VIX Index futures are reported by Bloomberg L.P. under the ticker symbol “VX.”

Futures Markets

Each of the Indices is composed of one or more futures contracts on the VIX Index.  Futures contracts on the VIX Index are traded on regulated futures exchanges, in the over-the-counter market and on various types of electronic trading facilities and markets.  At present, all of the contracts included in the Indices are exchange-traded futures contracts.  An exchange-traded futures contract provides for the purchase and sale of a specified type and quantity of an underlying asset or financial instrument during a stated delivery month for a fixed price.  Because the VIX Index is not a tangible item that can be purchased and sold directly, a futures contract on the VIX Index provides for the payment and receipt of cash based on the level of the VIX Index at settlement or liquidation of the contract.  A futures contract provides for a specified settlement month in which the cash settlement is made or in which the underlying asset or financial instrument is to be delivered by the seller (whose position is therefore described as “short”) and acquired by the purchaser (whose position is therefore described as “long”).

There is no purchase price paid or received on the purchase or sale of a futures contract.  Instead, an amount of cash or cash equivalents must be deposited with the broker as “initial margin”.  This amount varies based on the requirements imposed by the exchange clearing houses, but may be lower than 5% of the notional value of the contract.  This margin deposit provides collateral for the obligations of the parties to the futures contract.

By depositing margin, which may vary in form depending on the exchange, with the clearing house or broker involved, a market participant may be able to earn interest on its margin funds, thereby increasing the total return that it may realize from an investment in futures contracts.  The market participant normally makes to, and receives from, the broker subsequent daily payments as the price of the futures contract fluctuates.  These payments are called “variation margin” and are made as the existing positions in the futures contract become more or less valuable, a process known as “marking to the market”.

Futures contracts are traded on organized exchanges, known as “designated contract markets” in the United States.  At any time prior to the expiration of a futures contract, subject to the availability of a liquid secondary market, a trader may elect to close out its position by taking an opposite position on the exchange on which the trader obtained the position.  This operates to terminate the position and fix the trader’s profit or loss.  Futures contracts are cleared through the facilities of a centralized clearing house and a brokerage firm, referred to as a “futures commission merchant”, which is a member of the clearing house.  The clearing house guarantees the performance of each clearing member that is a party to a futures contract by, in effect, taking the opposite side of the transaction.  Clearing houses do not guarantee the performance by clearing members of their obligations to their customers.

Unlike equity securities, futures contracts, by their terms, have stated expirations and, at a specified point in time prior to expiration, trading in a futures contract for the current delivery month will cease.  As a result, a market participant wishing to maintain its exposure to a futures contract on a particular asset or financial instrument with the nearest expiration must close out its position in the expiring contract and establish a new position in the contract for the next delivery month, a process referred to as “rolling”.  For example, a market participant with a long position in November VIX Index futures that wishes to maintain a position in the nearest delivery month will, as the November contract nears expiration, sell November futures, which serves to close out the existing long position, and buy December futures.  This will “roll” the November position into a December position, and, when the November contract expires, the market participant will still have a long position in the nearest delivery month.

Futures exchanges and clearing houses in the United States are subject to regulation by the Commodities Futures Trading Commission.  Exchanges may adopt rules and take other actions that affect trading, including imposing speculative position limits, maximum price fluctuations and trading halts and suspensions and requiring liquidation of contracts in certain circumstances.  Futures markets outside the United States are generally subject to regulation by comparable regulatory authorities.  The structure and nature of trading on non-U.S. exchanges, however, may differ from this description.

Composition of the Indices

The S&P 500 VIX Short-Term Futures™ Index TR and the S&P 500 VIX Mid-Term Futures™ Index TR are indices composed of futures contracts on the VIX Index with a daily rolling long position in contracts of specified maturities and are intended to reflect the returns that are potentially available through (1) an unleveraged investment in those contracts plus (2) the rate of interest that could be earned on the return on the notional value of the Index at the specified Treasury Bills rate, which is then reinvested in the Index.

The Indices are rolling Indices, each of which rolls on a daily basis.  One of the effects of daily rolling is to maintain a constant weighted average maturity for the underlying futures contracts.  The Indices are composed of futures contracts on the VIX Index.  Unlike equities, which typically entitle the holder to a continuing stake in a corporation, futures contracts normally specify a certain date for the delivery of the underlying asset or financial instrument or, in the case of futures contracts relating to indices such as the VIX Index, a certain date for payment in cash of an amount determined by the level of the underlying index.  As described in more detail below, the Indices operate by selling futures contracts on the VIX Index on a daily basis, specifying cash settlement on a nearby date and purchasing futures contracts on the VIX Index on a daily basis specifying cash settlement on a later date.  The roll for each contract occurs on each index business day according to a pre-determined schedule that has the effect of keeping constant the weighted average maturity of the relevant futures contracts.  This process is known as “rolling” a futures position, and each Index is a “rolling index”.  The constant weighted average maturity for the futures underlying the S&P 500 VIX Short-Term Futures™ Index TR is one month and for the futures underlying the S&P 500 VIX Mid-Term Futures™ Index TR is five months.

Calculation of the Indices

The Indices model returns from a long VIX futures position that is rolled continuously throughout the period between futures expiration dates. The total return version of the Indices incorporates interest accrual on the return of the notional value of the Indices and reinvestment of returns and interest into the Indices.  Interest accrues based on the 3-month U.S. Treasury rate. The S&P 500 VIX Short-Term Futures™ Index measures the return from a rolling long position in the first and second month VIX futures contracts. The Index rolls continuously throughout each month from the first month VIX futures contract into the second month VIX futures contract. The S&P 500 VIX Mid-Term Futures™ Index measures the return from a rolling long position in the fourth, fifth, sixth and seventh month VIX futures contracts. The Index rolls continuously throughout each month from the fourth month contract into the seventh month contract while maintaining positions in the fifth month and sixth month contracts.  The ETNs are linked to the total return version of the Indices, which includes interest accrual on the return on the notional value of the relevant Index based on the 3-month U.S. Treasury rate and reinvestment into the relevant Index as shown in more detail below.

On any S&P 500 VIX Futures Business Day, t, each Index is calculated as follows:

IndexTRt = IndexTRt-1 * (1+ CDRt + TBRt)

where:

IndexTRt-1 = The Index TR on the preceding business day, defined as any date on which the Index is calculated.

CDRt = Contract Daily Return, as determined by the following formula:

where:

t-1 = the preceding business day.

TWDOt Total Dollar Weight Obtained on t, as determined by the following formula for each of the indices:

TWDOt =

TWDIt-1 Total Dollar Weight Obtained on t-1, as determined by the following formula for each of the indices:

TWDIt-1 =

where:

CRWi,t = Contract Roll Weight of the ith VIX Futures Contract on date t.

DCRPi,t = Daily Contract Reference Price of the ith VIX Futures Contract on date t.

m = For the S&P 500 VIX Short-Term Futures™ Index m=1.  For the S&P 500 VIX Mid-Term Futures™ Index m=4.

n = For the S&P 500 VIX Short-Term Futures™ Index n=2.  For the S&P 500 VIX Mid-Term Futures™ Index n=7.

TBRt = Treasury Bill Return, as determined by the following formula:

where:

Deltat = the number of calendar days between the current and previous business days.

TBARt-1 = the most recent weekly high discount rate for 91-day US Treasury bills effective on the preceding business day.  Generally the rates are announced by the US Treasury on each Monday.  On Mondays that are bank holidays, Friday’s rates will apply.  The Bloomberg ticker is USB3MTA.

Contract Rebalancing

The Roll Period starts on the Tuesday prior to the monthly CBOE VIX Futures Settlement Date (the Wednesday falling 30 calendar days before the S&P 500 option expiration for the following month), and runs through the Tuesday prior to the subsequent month’s CBOE VIX Futures Settlement Date.  Thus, the indices are rolling on a continual basis.  On the business date after the current Roll Period ends the following Roll Period will begin. In calculating the Total Return of each of the indices, the Contract Roll Weights (CRWi,t) of each of the contracts in the index, on a given day, t, are determined as follows:

S&P 500 VIX Short-Term Futures™ Index

where:

dt =      The total number of business days in the current Roll Period beginning with and including, the starting CBOE VIX Futures Settlement Date and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days stays constant in cases of a new holiday introduced intra-month or an unscheduled market closure.

dr =      The total number of business days within a roll period beginning with, and including the following business day and ending with, but excluding, the following CBOE VIX Futures Settlement Date. The number of business days includes a new holiday introduced intra-month up to the business day preceding such a holiday.

At the close on the Tuesday, corresponding to the start of the Roll Period, all of the weight is allocated to the first month contract. Then on each subsequent business day a fraction of the first month VIX futures holding is sold and an equal notional amount of the second month VIX futures is bought. The fraction, or quantity, is proportional to the number of first month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period.  In this way the initial position in the first month contract is progressively moved to the second month contract over the course of the month, until the following Roll Period starts when the old second month VIX futures contract becomes the new first month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

S&P 500 VIX Mid-Term Futures™ Index

At the close on the Tuesday, corresponding to the start of the Roll Period, an equal weight is allocated to the fourth, fifth and sixth month contracts. Then on each subsequent business day a fraction of the fourth month VIX futures holding is sold and an equal notional amount of the seventh month VIX futures is bought. The fraction, or quantity, is proportional to the number of fourth month VIX futures contracts as of the previous index roll day, and inversely proportional to the length of the current Roll Period.  In this way the initial position in the fourth month contract is progressively moved to the seventh month contract over the course of the month, until the following Roll Period start when the old fifth month VIX futures contract becomes the new fourth month VIX futures contract.

In addition to the transactions described above, the weight of each index component is also adjusted every day to ensure that the change in total dollar exposure for the index is only due to the price change of each contract and not due to using a different weight for a contract trading at a higher price.

Base Dates

The base dates of the S&P 500 VIX Short-Term Futures™ Index and the S&P 500 VIX Mid-Term Futures™ Index are December 20, 2005 at

base values of 100,000.

Historical Assumptions

Prior to April 2008, not all consecutive first to seventh month VIX futures were listed.  For the purpose of historical Index calculations, the following assumptions have been made in interpolating VIX futures contract prices from near-by listed contracts.

When i future was not listed, but i+1 and i-1 futures were listed, the following interpolation has been assumed:

DCRPi,t2 = DCRPi-1,t2 +	(DCRPi+1,t2 - DCRPi-1,t2)

When i and i+1 futures were not listed, but i+2 and i-1 futures were listed, the following interpolation has been assumed:

DCRPi,t2 = DCRPi-1,t2 +	(DCRPi+2,t2 - DCRPi-1,t2)

When i, i+1 and i+2 futures were not listed, the following interpolation has been assumed:

DCRPi,t2 = DCRPi-1,t2 +	(DCRPi-1,t2 - DCRPi-2,t2)

where:

Ti = Expiration of the i VIX Futures contract

BDays = Number of Business days between VIX Futures Expiration Days

Index Governance

The S&P 500 VIX Futures Index Committee maintains the Indices.  The Index Committee meets regularly.  At each meeting, the Index Committee reviews any significant market events.  In addition, the Index Committee may revise Index policy for timing of rebalancings or other matters.

The index sponsor considers information about changes to its indices and related matters to be potentially market moving and material.

Therefore, all Index Committee discussions are confidential.

Historical Performance of the Indices

The following graphs illustrate the performance of each Index since December 20, 2005. Data from that date to each index commencement date represents hypothetical values as if the relevant Index had been established on December 20, 2005 and calculated according to the methodology described above since that date.  Data for dates from and including the index commencement dates represent the actual values of the Index as calculated on such dates.

The historical performance of each Index shown below should not be taken as an indication of future performance, and no assurance can be given that the value of each such Index will increase sufficiently to cause holders of the relevant ETNs to receive a payment at maturity or upon redemption equal to or in excess of the principal amount of such ETNs.

S&P 500 VIX Short-Term Futures™ Index Total Return Historical Performance

December 20, 2005 – July 31, 2017

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

S&P 500 VIX Mid-Term Futures™ Index Total Return Historical Performance

December 20, 2005 – July 31, 2017

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

LICENSE AGREEMENT

The S&P 500 VIX Futures Indices are products of S&P Dow Jones Indices LLC (“SPDJI”).  S&P®, S&P 500®, S&P 500 VIX Short-Term Futures™ and S&P 500 VIX Mid-Term Futures are trademarks of Standard & Poor’s Financial Services LLC (“SPFS”).  VIX® is a registered trademark of Chicago Board Options Exchange, Incorporated (“CBOE”).  These trademarks have been licensed to S&P Dow Jones Indices LLC (“SPDJI”) and its affiliates, and sublicensed to Barclays Bank PLC for certain purposes.

The ETNs are not sponsored, endorsed, sold or promoted by SPDJI, SPFS, CBOE, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”).  S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the S&P 500 VIX Futures Indices to track general market performance.  S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the S&P 500 VIX Futures Indices are the licensing of the S&P 500 VIX Futures Indices and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors.  The S&P 500 VIX Futures Indices are determined, composed and calculated by SPDJI without regard to Barclays Bank PLC or the ETNs.  SPDJI has no obligation to take the needs of Barclays Bank PLC or the owners of the ETNs into consideration in determining, composing or calculating the S&P 500 VIX Futures Indices.  S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash, surrendered or redeemed, as the case may be.  S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the ETNs.  There is no assurance that investment products based on the S&P 500 VIX Futures Indices will accurately track the performance of the index or provide positive investment returns.  SPDJI is not an investment advisor.  Inclusion of a security within the S&P 500 VIX Futures Indices are not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.  In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500 VIX Futures Indices. It is possible that this trading activity will affect the value of the S&P 500 VIX Futures Indices and the ETNs.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500 VIX FUTURES INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION (INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS)) WITH RESPECT THERETO.  S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN.  S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 VIX FUTURES INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.  THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

MODIFICATIONS TO THE INDICES

The index sponsor may revise Index policy for timing of rebalancings or other matters as described above under “The Indices—Index Governance”.  The effect of any such changes is described below under “Specific Terms of the ETNs—Discontinuance or Modification of an Index”.  The index sponsor or the calculation agent may also make determinations relating to market disruption and force majeure events as described below.

Market Disruption and Force Majeure Events Relating to the Indices

If the index sponsor determines, in its sole discretion, that an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, the index sponsor will calculate the value of each Index based on the most recent prior closing futures prices published by the CBOE and the roll of each Index for that day will be carried to the next CBOE business day as described above under “Composition of the Indices—Contract Rebalancing”.  If an exchange fails to open due to unforeseen circumstances, the index sponsor may determine not to publish an Index for that day.

If an exchange introduces a holiday during the month of an Index calculation, the Index will not be published on that holiday and the roll for that day will be carried to the next CBOE business day as described above under “Composition of the Indices—Contract Rebalancing”.

Market Disruption and Force Majeure Events Relating to the ETNs

If an Index is not published on an index business day, or if a market disruption event or a force majeure event (each as defined below) has occurred or is occurring, and such event affects any Index, any futures contract underlying any Index and/or the ability to hedge any Index, the calculation agent may (but is not required to) make determinations and/or adjustments to the affected Index or method of calculating the affected Index.  The determination of the value of an ETN on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption or force majeure event has occurred or is continuing on such valuation date.  In no event, however, will a valuation date for any series of ETNs be postponed by more than five trading days.  If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the value of the relevant Index for such day.  All determinations and adjustments to be made by the calculation agent may be made in the calculation agent's sole discretion.  See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

The occurrence or existence of any of the following, as determined by the calculation agent in its sole discretion, will constitute a market disruption event:

•      the index sponsor does not publish the level of an Index on any index business day;

•      a suspension, absence or material limitation of trading of equity securities then constituting 20% or more of the level of the S&P 500® on the relevant exchanges (as defined below) for such securities for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange

•      a breakdown or failure in the price and trade reporting systems of any relevant exchange for the S&P 500® as a result of which the reported trading prices for equity securities then constituting 20% or more of the level of the S&P 500® are materially inaccurate (i) during the one hour preceding the close of the principal trading session on such relevant exchange or (ii) during any one hour period of trading on such relevant exchange on any day that is an “index roll date” for purpose of calculating the VIX Index or the relevant successor index;

•      a suspension, absence or material limitation of trading on any relevant exchange for the VIX Index (or any relevant successor index) for more than two hours of trading (one hour on any day that is an “index roll date” for purposes of calculation the VIX Index or the relevant successor index) during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange;

•      a breakdown or failure in the price and trade reporting systems of the relevant exchange for the VIX Index (or the relevant successor index) as a result of which the reported trading prices for SPX Options or futures on the VIX Index (or futures on the relevant successor index) during the one hour period preceding, and including, the scheduled time at which the value of SPX Options is calculated for purposes of the VIX Index (or the relevant successor index) are materially inaccurate;

•      a decision to permanently discontinue trading in SPX Options or futures on the VIX Index (or futures on the relevant successor index);

•      on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any futures contract underlying an Index;

•      any event or any condition (including without limitation any event or condition that occurs as a result of the enactment, promulgation, execution, ratification, interpretation or application of, or any change in or amendment to, any law, rule or regulation by an applicable governmental authority) that results in an illiquid market for trading in any futures contract underlying an Index; and

•      the declaration or continuance of a general moratorium in respect of banking activities in any relevant city.

A force majeure event includes any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that the calculation agent determines to be beyond the calculation agent’s reasonable control and to materially affect any Index, any futures contract underlying any Index, or the calculation of the VIX Index.

For purposes of determining whether a market disruption event has occurred:

•      a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange for the S&P 500® or the VIX Index (or the relevant successor index);

•      limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the index sponsor) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•      a suspension of trading in an SPX Option or a futures contract on the VIX Index (or futures contract on the relevant successor index) by the relevant exchange for the VIX Index (or the relevant successor index) by reason of:

•     a price change exceeding limits set by such relevant exchange,

•     an imbalance of orders relating to such options, or

•     a disparity in bid and ask quotes relating to such options will, in each such case, constitute a suspension, absence or material limitation of trading on such relevant exchange; and

•      a “suspension, absence or material limitation of trading” on any relevant exchange will not include any time when such relevant exchange is itself closed for trading under ordinary circumstances.

“Relevant exchange” means, with respect to the S&P 500®, the primary exchange or market of trading for any equity security (or any combination thereof) then included in the S&P 500® or, with respect to the VIX Index or any relevant successor index, the primary exchange or market for SPX Options or futures on the VIX Index (or futures on the relevant successor index).

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control.  Factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the U.S. stock markets, the equity securities included in the S&P 500® and the S&P 500®, and prevailing market prices of options on the S&P 500®, the VIX Index, options on the VIX Index, relevant futures contracts on the VIX Index or any other financial instruments related to the S&P 500® and the VIX Index; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the U.S. stock markets, the equity securities included in the S&P 500®, the S&P 500®, the VIX Index or the relevant futures contracts on the VIX Index; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets.  See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

An “intraday indicative value” meant to approximate changes in the value of the ETNs during the current trading day by reference to the Index underlying the ETNs, is published for reference purposes only.

The intraday indicative value for any series of ETNs is intended to provide investors with an approximation of the effect that changes in the level of the Index underlying the ETNs during the current trading day would have on the closing indicative value of such series of ETNs from the previous day.  Intraday indicative value differs from closing indicative value in two important respects.  First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value of a series of ETNs for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee for a series of ETNs at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee of such series of ETNs during the course of the current day.

The intraday indicative value for any series is published as a convenience for reference purposes only and does not represent the actual trading price of such ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value for each series of ETNs is calculated and published by NYSE Euronext (NYSE), or a successor, under the following ticker symbols:

ETNs	Ticker Symbol
iPath® S&P 500 VIX Short-Term Futures™ ETN	VXX.IV
iPath® S&P 500 VIX Mid-Term Futures™ ETN	VXZ.IV

In connection with any series of ETNs, we use the term “intraday indicative value” to refer to the value at a given time determined based on the following equation:

Intraday Indicative Value  =  Closing Indicative Value on the immediately preceding calendar day  X  Current Index Factor  -  Current Investor Fee

where:

Closing Indicative Value  =  The closing indicative value of the ETNs of any series as described in this pricing supplement.

Current Index Factor  =  The most recent published level of the Index as reported by the index sponsor  /  the closing level of the Index on the immediately preceding index business day.

Current Investor Fee  =  The most recent daily calculation of the investor fee with respect to your ETNs, determined as described in this pricing supplement (which, during any trading day, will be the investor fee determined on the preceding calendar day).

NYSE is not affiliated with Barclays Bank PLC and do not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The intraday indicative value will be derived from sources deemed reliable, but NYSE and its suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with any series of ETNs. NYSE makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the intraday indicative value or any data included therein. NYSE makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

NYSE, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value or any series of the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. NYSE is not responsible for the selection of or use of any Index or any series of the ETNs, the accuracy and adequacy of any Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs. .  The actual trading price of any series of ETNs in the secondary market may vary significantly from their intraday indicative value.  See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day.  Published Index levels from the index sponsor may occasionally be subject to delay or postponement.  Any such delays or postponements will affect the current Index level and therefore the intraday indicative value for a series of ETNs.  The actual trading price of any series of ETNs may be different from their intraday indicative value.

As discussed in “Specific Terms of the ETNs—Payment Upon Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs.  If you redeem your ETNs on a particular redemption date, you will receive a cash payment per ETN equal to the closing indicative value on the applicable valuation date minus the redemption charge.  You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date.  The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs of any series at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Split or Reverse Split of the ETNs

Should the closing indicative value on any business day be above $400.00, we may, but are not obligated, to initiate a 4 for 1 split of your ETNs.  Should the closing indicative value on any business day be below $25.00, we may, but are not obligated, to initiate a 1 for 4 reverse split of your ETNs.  If the closing indicative value of the ETNs is greater than $400.00 or below $25.00 on any business day, and we decide to initiate a split or reverse split, as applicable, such date shall be deemed to be the “announcement date”, and we will issue a notice to holders of the relevant ETNs and press release announcing the split or reverse split, specifying the effective date of the split or reverse split.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly.  If the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below.  The record date for the split will be the 9th business day after the announcement date.  The closing indicative value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs.  Any adjustment of closing indicative value will be rounded to 8 decimal places.  The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a manner determined by us in our sole discretion.  If the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below.  The record date for the reverse split will be on the 9th business day after the announcement date.  The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs.  Any adjustment of closing indicative value will be rounded to 8 decimal places.  The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

Holders who own a number of ETNs on the record date which is not evenly divisible by 4 will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” ETNs in a manner determined by us in our sole discretion.  Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split- adjusted ETNs on the 14th business day following the announcement date.  For example, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4ths of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

On October 26, 2010, Barclays Bank PLC announced that it intended to implement a reverse split of the iPath® S&P 500 VIX Short-Term Futures™ ETN in accordance with the procedures described above.  The record date for the reverse split was November 8, 2010 and the reverse split became effective on November 9, 2010. The amount of cash payment due on any partials following the reverse split was determined based on the closing indicative value of the iPath® S&P 500 VIX Short-Term Futures™ ETN on November 16, 2010 and such cash payment was made on November 19, 2010.

On September 21, 2012, Barclays Bank PLC announced that it intended to implement a further reverse split of the iPath® S&P 500 VIX Short-Term Futures™ ETN in accordance with the procedures described above.  The record date for the reverse split was October 4, 2012 and the reverse split became effective on October 5, 2012. The amount of cash payment due on any partials following the reverse split was determined based on the closing indicative value of the iPath® S&P 500 VIX Short-Term Futures™ ETN on October 12, 2012 and such cash payment was made on October 17, 2012.

On October 25, 2013, Barclays Bank PLC announced that it intended to implement a further reverse split of the iPath® S&P 500 VIX Short-Term Futures™ ETN in accordance with the procedures described above.  The record date for the reverse split was November 7, 2013 and the reverse split became effective on November 8, 2013.  The amount of cash payment due on any partials following the reverse split was determined based on the closing indicative value of the iPath® S&P 500 VIX Short-Term Futures™ ETN on November 15, 2013 and such cash payment was made on November 20, 2013.

On July 26, 2016, Barclays Bank PLC announced that it intended to implement a further reverse split of each series of ETNs in accordance with the procedures described above.  The record date for the reverse splits was August 8, 2016 and the reverse splits will be effective on August 9, 2016.  The amount of cash payment due on any partials following the reverse split will be determined based on the respective closing indicative values of the iPath® S&P 500 VIX Short-Term Futures™ ETN and the iPath® S&P 500 VIX Mid-Term Futures™ ETN on August 15, 2016 and such cash payments will be made on August 18, 2016.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs of any series registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the ETNs of any series should read the section entitled “Description of Debt Securities – Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs of all series are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the indenture, dated September 16, 2004, (the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Terms of the Notes” in the accompanying prospectus supplement, and terms that apply generally to all index-linked notes are described in “Reference Assets – Indices” in the accompanying prospectus supplement. The terms described here (i.e., in this pricing supplement) supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs of each series. If you have purchased the ETNs of any series in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

Each series of ETNs was first sold on January 29, 2009, which we refer to as the “inception date”.  Each series of the ETNs was first issued on February 3, 2009, and each will be due on January 30, 2019.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the iPath® S&P 500 VIX Short-Term FuturesTM ETN in denominations of $25,600.00 and the iPath® S&P 500 VIX Mid-Term FuturesTM ETN in denominations of $400.00.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment per ETN in that series equal to the closing indicative value for that series on the applicable final valuation date.

The “closing indicative value” per ETN for each series of ETNs on any calendar day will be calculated in the following manner:  The closing indicative value on the inception date was $100.  On each subsequent calendar day until maturity or early redemption of the relevant series of

ETNs, the closing indicative value per ETN for each series of ETNs will equal (1) the closing indicative value for that series on the immediately preceding calendar day times (2) the daily index factor for that series on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee for that series on such calendar day.

The iPath® S&P 500 VIX Short-Term Futures™ ETN underwent a 1 for 4 reverse split, effective November 9, 2010. The closing indicative value of the iPath® S&P 500 VIX Short-Term Futures™ ETN on November 8, 2010 was $11.32. Such value was multiplied by 4 to reflect the 1 for 4 reverse split, and rounded up to 8 decimal places and was used to calculate the closing indicative value on November 9, 2010.

The iPath® S&P 500 VIX Short-Term Futures™ ETN underwent a further 1 for 4 reverse split, effective October 5, 2012.  The closing indicative value of the iPath® S&P 500 VIX Short-Term Futures™ ETN on October 4, 2012 was $8.61. Such value was multiplied by 4 to reflect the 1 for 4 reverse split, and rounded up to 8 decimal places and was used to calculate the closing indicative value on October 5, 2012.

The iPath® S&P 500 VIX Short-Term Futures™ ETN underwent a further 1 for 4 reverse split, effective November 8, 2013.  The closing indicative value of the iPath® S&P 500 VIX Short-Term Futures™ ETN on November 7, 2013 was $12.68.  Such value was multiplied by 4 to reflect the 1 for 4 reverse split and rounded up to 8 decimal places and was used to calculate the closing indicative value on November 8, 2013.

Each series of ETNs underwent a further 1 for 4 reverse split, effective August 9, 2016. The closing indicative values of the iPath® S&P 500 VIX Short-Term Futures™ ETN and the iPath® S&P 500 VIX Mid-Term Futures™ ETN on August 8, 2016 were $9.27 and $9.58, respectively. Such values will be multiplied by 4 to reflect the 1 for 4 reverse splits, and rounded up to 8 decimal places and will be used to calculate the closing indicative value on August 9, 2016.

If the ETNs undergo any splits or subsequent reverse splits, the closing indicative value will similarly be adjusted accordingly.

The “daily index factor” for a series of ETNs on any index business day will equal (1) the closing level of the Index for that series on such index business day divided by (2) the closing level of the Index for that series on the immediately preceding index business day.

The “investor fee” per ETN for each series of ETNs on the inception date was zero.  On each subsequent calendar day until maturity or early redemption, the investor fee per ETN for each series of ETNs will be equal to (1) 0.89% times (2) the closing indicative value for that series on the immediately preceding calendar day times (3) the daily index factor for that series on that day (or, if such day is not an index business day, one) divided by (4) 365.  Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.89% per year, which we refer to as the “investor fee rate”.  Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

A “trading day” for a series of ETNs is a day on which (1) it is a business day in New York, (2) trading is generally conducted on NYSE Arca and (3) trading is generally conducted on the CBOE, in each case as determined by the calculation agent in its sole discretion.

An “index business day” is a day on which (1) it is a business day in New York and (2) the CBOE is open.

A “valuation date” is each business day from January 29, 2009 to January 29, 2019, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days.  In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five trading days.

The “final valuation date” is January 29, 2019.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described below), then the maturity date will be the fifth business day following the final valuation date.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Redemption

Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs of the relevant series, provided that you present at least 25,000 ETNs of the same series for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum.  If you choose to redeem your ETNs on a redemption date, you will receive a cash payment per ETN on such date equal to the closing indicative value for that series on the related valuation date minus the redemption charge.

The “redemption charge” is a one-time charge imposed upon early redemption and is equal to 0.05% times the daily closing indicative value on the valuation date. The redemption charge is intended to allow us to recoup the brokerage and other transaction costs that we will incur in connection with redeeming the ETNs. The proceeds we receive from the redemption charge may be more or less than such costs.

A “redemption date” for each series of ETNs is the third business day following each valuation date (other than the final valuation date).  The final redemption date will be the third business day following the valuation date that is immediately prior to the final valuation date.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•      deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•      deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•      instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN for each series equal to the applicable daily closing indicative value minus the redemption charge, facing Barclays DTC 5101; and

•      cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the third business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date.  Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value for any series of ETNs is determined according to a formula which relies upon the closing indicative value for the ETNs of that series and will be calculated on a valuation date that will occur after the redemption notice is submitted.  It is not possible to publicly disclose, or for you to determine, the precise redemption value of your ETNs prior to your election to redeem.  The redemption value of the ETNs for any series may be below the most recent intraday indicative value or closing indicative value of such ETNs at the time when you submit your redemption notice.

Default Amount on Acceleration

If an event of default occurs and the maturity of a series of ETNs is accelerated, we will pay the default amount in respect of the principal of that series of ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which each series of ETNs is a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Subordinated Events of Default and Defaults; Limitations of Remedies”.

Default Amount

The default amount for a series of ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to that series of ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to such ETNs. That cost will equal:

•      the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•      the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of such ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for a series of ETNs, which we describe below, the holders of such ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•      no quotation of the kind referred to above is obtained, or

•      every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the series of ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•      A-1 or higher by Standard & Poor’s Ratings Services, or any successor, or any other comparable rating then used by that rating agency, or

•      P-1 or higher by Moody’s Investors Service, or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as any series of ETNs. If there is substantial demand for a series of ETNs, we may issue additional ETNs frequently.  We may consolidate the additional securities to form a single class with the outstanding ETNs.  However, we are under no obligation to issue additional ETNs of any series.  We also reserve the right to cease or suspend sales of any series of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time.

Discontinuance or Modification of an Index

If the index sponsor discontinues publication of any Index and any other person or entity publishes an index that the calculation agent determines is comparable to that Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of that Index on the applicable valuation date and the amount payable at maturity or upon redemption by reference to such successor index.

If the calculation agent determines that the publication of any Index is discontinued and there is no successor index, or that the closing value of that Index is not available for any reason, on the date on which the value of that Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate that Index.

If the calculation agent determines that any Index or the method of calculating any Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to that Index or method of calculating that Index as it believes are appropriate to ensure that the value of that Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion.  See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of a series of ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Business Day

When we refer to a business day with respect to a series of ETNs, unless otherwise specified we mean a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City generally are authorized or obligated by law, regulation or executive order to close.

When we refer to an index business day with respect to a series of ETNs, we mean a day on which (1) it is a business day in New York and (2) the CBOE is open.

Role of Calculation Agent

Currently, we serve as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs of any series, including at maturity or upon redemption, market disruption events, business days, trading days, the closing indicative value, the daily index factor, the default amount, the level of any Index on the inception date, any valuation date, the investor fee, the maturity date, redemption dates, valuation dates, the amount payable in respect of your ETNs at maturity or upon redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate. Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

Depository Trust Company (“DTC”) participants that hold the ETNs of any series through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs of any series for the purposes we describe in the attached prospectus supplement under “Use of Proceeds and Hedging”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs of any series as described below.

In anticipation of the sale of a series of ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of equity securities underlying the S&P 500® or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500®. In addition, from time to time after we issue a series of ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•      acquire or dispose of long or short positions in listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index, the S&P 500® or any equity securities underlying the S&P 500®;

•      acquire or dispose of long or short positions in equity securities underlying the S&P 500®; or

•      any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to a series of ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs of any series.  In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs of such series, including through options or other derivative financial instruments linked to such ETNs, and may hedge such long or short positions by selling or purchasing the ETNs of such series or entering into options or other derivative financial instruments linked to such ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of equity securities underlying the S&P 500® or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Indices, the VIX Index (including the VIX futures which are used to calculate the Index), the S&P 500® (including the put and call options used to calculate the level of the VIX Index) and the equity securities underlying the S&P 500®.

The hedging activity discussed above may have a negative effect on the market value of the ETNs of any series from time to time and the amount payable at maturity or upon redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement and is the opinion of Sullivan & Cromwell LLP, our counsel. It applies to you only if you are a U.S. holder (as defined below) and you hold your ETNs as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•      a dealer in securities or currencies;

•      a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•      a bank;

•      a life insurance company;

•      a tax-exempt organization;

•      a regulated investment company;

•      a partnership or other pass-through entity;

•      a person that owns an ETN as a hedge or that is hedged against interest rate risks;

•      a person that owns an ETN as part of a straddle or conversion transaction for tax purposes; or

•      a U.S. holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

This section describes the tax consequences to a U.S. holder. You are a U.S. holder if you are a beneficial owner of an ETN and you are for U.S. federal income tax purposes:

•      a citizen or resident of the United States;

•      a domestic corporation;

•      an estate whose income is subject to U.S. federal income tax regardless of its source; or

•      a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

In the opinion of our counsel, Sullivan & Cromwell LLP, the ETNs should be treated as a pre-paid executory contract with respect to the applicable Index. Pursuant to the terms of the ETNs, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat the ETNs for all U.S. federal income tax purposes in accordance with such characterization. If the ETNs are so treated, you should generally recognize capital gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference between the amount you receive at such time and your tax basis in the ETNs. In general, your tax basis in your ETNs will be equal to the price you paid for your ETNs. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates in cases where the holder has a holding period of greater than one year.  If you receive cash in connection with a reverse split (as described above under “Valuation of the ETNs—Split or Reverse Split), you should recognize capital gain or loss in an amount equal to the difference between the cash you receive and your basis in the ETNs for which you receive such cash.

No statutory, judicial or administrative authority directly discusses how your ETNs should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the ETNs are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your ETNs in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments

In 2007, the Internal Revenue Service released a notice that may affect the taxation of the ETNs.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the ETNs should be required to accrue ordinary income on a current basis. The notice also states that the Internal Revenue

Service and the Treasury Department are also considering other relevant issues, including whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of instruments such as the ETNs should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.

Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.   While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the ETNs (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could require you to accrue income over the term of an instrument such as the ETNs even though you will not receive any payments with respect to the ETNs until redemption or maturity. The outcome of this process is uncertain.  Except to the extent otherwise provided by law, we intend to treat the ETNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and the Treasury Department determine that some other treatment is more appropriate.

Therefore, the Internal Revenue Service might assert that your ETNs should be treated in a manner that differs from that described above. For example, the Internal Revenue Service might assert that your ETNs should be treated, as a debt instrument subject to the special tax rules governing contingent payment debt instruments. If the ETNs are so treated, you would be required to accrue interest income over the term of your ETNs based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs. You would recognize gain or loss upon the sale, early redemption or maturity of your ETNs in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your ETNs. In general, your adjusted basis in your ETNs would be equal to the amount you paid for your ETNs, increased by the amount of interest you previously accrued with respect to your ETNs. Any gain you recognize upon the sale, early redemption or maturity of your ETNs would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your ETNs, and thereafter, would be capital loss.

Moreover, it is possible that the Internal Revenue Service could seek to tax your ETNs by reference to your deemed ownership of the Index components.  In such a case, it is possible that Section 1256 of the Internal Revenue Code could apply to your ETNs, in which case any gain or loss that you recognize with respect to the ETNs that is attributable to the regulated futures contracts represented in the applicable Index could be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to your holding period in the ETNs.  Under this approach, you could also be required to mark such portion of the ETNs to market at the end of each taxable year (i.e., recognize gain, and possibly recognize loss, as if the relevant portion of your ETNs had been sold for fair market value).  Under this alternative treatment, you could also be required to (i) recognize gain or loss, at least some of which could be short-term capital gain or loss, each time the applicable Index rebalances or each time a futures contract tracked by the applicable Index rolls, and (ii) currently accrue ordinary interest income in respect of the notional interest component of the applicable Index.

Even if you are not treated as owning the underlying components of the your ETNs, it is possible that you would be required to (i) recognize gain or loss, at least a portion of which could be short-term capital gain or loss, each time a contract that is tracked by the applicable Index rolls and each time the applicable Index rebalances, and (ii) currently accrue ordinary interest income in respect of the notional interest component of the applicable Index.

In addition, it is possible that the Internal Revenue Service could assert that any gain or loss that you recognize upon redemption or maturity of your ETNs should be treated as ordinary gain or loss, or that you should otherwise be required to accrue interest over the term of your ETNs.  It is also possible that the ETNs could be treated as notional principal contracts. If the ETNs were treated as notional principal contracts, you could be required to accrue income over the term of your ETNs, and any gain you recognize upon the maturity of your ETNs would likely be treated as ordinary income.  In addition, it is possible that you could be required to recognize gain or loss at any time when the applicable Index is modified, adjusted, discontinued or replaced with a successor index.

The Internal Revenue Service could also potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense.  The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions.  Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your ETNs.  Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your ETNs as if you had sold a portion of your ETNs to pay the investor fee.  Similarly, it is possible that you may be required to treat an amount equal to any Redemption Charge that may be deducted from the amount paid upon the early redemption of your ETNs as a deemed expense, which would also generally be subject to the 2% floor on miscellaneous itemized deductions.

Moreover, it is possible that the Internal Revenue Service could assert that your holding period in respect of your ETNs should end on the date on which the amount you are entitled to receive upon the early redemption or maturity of your ETNs is determined, even though you will not receive any amounts from the issuer in respect of your ETNs prior to the early redemption or maturity of your ETNs.  In such case, you may be treated as having a holding period in respect of your ETNs that is less than one year even if you receive cash upon the early redemption or maturity of your ETNs at a time that is more than one year after the beginning of your holding period.

Additionally, members of Congress have periodically made proposals to reform or otherwise modify the U.S. federal income tax treatment of financial instruments such as the ETNs.  For example, in 2016, legislation was proposed that, if enacted, would generally require holders of instruments such as the ETNs that are acquired after the bill is enacted to annually recognize gain or loss with respect to such instruments on a “mark-to-market” basis and to treat any such gain or loss as ordinary income or loss.  It is not possible to predict whether any such legislation will be enacted in the future, or whether any such legislation would affect the tax treatment of your ETNs.

“Specified Foreign Financial Asset” Reporting

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” may include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include the ETNs), but only if they are held for investment and not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.   Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ETNs.

Information Reporting and Backup Withholding

Please see the discussion under “Material U.S. Federal Income Tax Consequences— Information Reporting and Backup Withholding” in the accompanying prospectus supplement for a description of the applicability of the information reporting and backup withholding rules to payments made on your ETNs.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of each series of ETNs on their respective inception dates at 100% of their stated principal amount.  The remainder of the ETNs of any series will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent.  Sales of each series of ETNs after their respective inception dates will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices.  Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs of any series to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale.  In addition, such dealers may make a market in the ETNs of any series, although none of them are obligated to do so and any of them may stop doing so at any time without notice.  This prospectus (including this pricing supplement and the accompanying prospectus and prospectus supplement) may be used by such dealers in connection with market-making transactions.  In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs of any series in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs of any series and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs of any series by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

ANNEX A

NOTICE OF REDEMPTION

To:  [ipathredemptions@barclays.com]

Subject:  iPath® [insert name of ETN] Notice of Redemption, CUSIP No. [insert CUSIP No]

[BODY OF EMAIL]

Name of holder:  [ ]

Number of ETNs to be redeemed:  [ ]

Applicable Valuation Date:  [ ], 20[ ]

Contact Name:  [ ]

Telephone #:  [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax:                      212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s $[insert aggregate principal amount] Global Medium-Term Notes, Series A, iPath® [insert name of ETN] Exchange Traded Notes (“ETN”) due [insert maturity date] CUSIP No. [insert CUSIP No.], redeemable for a cash amount based on [insert name of relevant Index] hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the prospectus relating to the ETNs (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the applicable closing indicative value, facing Barclays DTC 5101 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:

DTC # (and any relevant sub-account):
Contact Name:
Telephone:

(You must redeem at least 25,000 ETNs at one time and pay a redemption charge in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

BARCLAYS BANK PLC

$3,840,000,000,000 iPath® S&P 500 VIX Short-Term Futures™ ETN

$2,500,000,000 iPath® S&P 500 VIX Mid-Term Futures™ ETN

GLOBAL MEDIUM-TERM NOTES, SERIES A

_________________

Pricing Supplement

August 7, 2017

(to Prospectus dated July 18, 2016 and
Prospectus Supplement dated July 18, 2016)

Patent pending